Exhibit 99.1

Dear Shareholder,

Fiscal 2015 was one of immense change at Scio. Virtually all aspects of our organization and business experienced change and improvement as we positioned the company to capture a share of the emerging gem and industrial markets for lab-grown diamonds.

We achieved many key milestones in FY 2015:

•	Reached a settlement between the Adams Board and the Save Scio Group
•	Installed a new and independent Board of Directors
•	Brought in a new CEO from the semiconductor industry
•	Established new governance principles
•	Raised capital to double production capacity
•	Developed an investment relationship to support further expansion
•	Established a joint venture with the intent to move into the fancy pink diamond market
•	Completed product development of fancy pink diamonds
•	Introduced Scio’s first gem retail sales program with Helzberg Diamonds
•	Began product development cycle of white diamonds
•	Created and deployed a new web site to inform shareholders and customers

Production improved in both the size and number of crystals, as measured by pink diamond rough produced in FY 2015. Our average crystal size increased to greater than 3.5 carats and production pink yields rose by 125% percent. Early sales in the pink gem market validated our financial model and verified excellent gross margin in this segment. While sales of our pink gems were slower than anticipated, we are in a good position to supply high quality pink rough as this market segment develops.

Toward the end of the year, with the pink development completed, we shifted our focus to white diamond recipes. Our targets are near colorless grades without treatment after growth, three to five carat crystals and high yields.

Awareness of lab-grown diamonds as an alternative to mined diamonds continues to grow, as does the market for lab-grown diamonds, which was estimated by Frost and Sullivan’s 2014 market assessment at 50 percent compound annual growth through 2018. Optically, chemically and physically identical to mined diamonds, our diamonds offer advantages of cost, as well as ecological friendliness for the socially conscious. Many consumers are finding lab-grown diamonds to be a viable choice for their diamond purchases.

The potential market opportunity for Scio remains substantial. Completing the white diamond product development and further developing the fancy pink diamond market are the keys to our turning the corner in FY 2016.

On behalf of our Board of Directors, employees and partners, thank you for your continued support.

Sincerely,

Bernard McPheely

Chairman of the Board of Directors

Gerald McGuire

President and Chief Executive Officer